UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 19, 2013

U.S. AUTO PARTS NETWORK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33264	68-0623433
(State of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

16941 Keegan Avenue, Carson, CA 90746

(Address of principal executive offices) (Zip Code)

(310) 735-0092

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On November 19, 2013, the Board of Directors of U.S. Auto Parts Network, Inc. (the “Company”) appointed Barbara Palmer to serve as a class I director of the Company and Bradley E. Wilson to serve as a class III director of the Company. The appointment of Ms. Palmer and Mr. Wilson brings the Company’s total number of directors to eight, and has resulted in the Company regaining compliance with the independent director requirements of the listing standards of The NASDAQ Stock Market.

In accordance with the Company’s compensation policies for non-employee directors, upon their appointment as a director, Ms. Palmer and Mr. Wilson were each granted a nonqualified stock option to purchase 45,000 shares of the Company’s common stock at an exercise price equal to $2.57, the closing price of the Company’s common stock on the date of grant, and which will vest and become exercisable over a three year period following the date of grant. Additionally, Ms. Palmer and Mr. Wilson will each be entitled to receive a $25,000 annual retainer for their service as director. At each annual stockholder meeting following which Ms. Palmer’s and Mr. Wilson’s term as a director continues, Ms. Palmer and Mr. Wilson, as applicable, will each be entitled to receive a nonqualified stock option to purchase 20,000 shares of the Company’s common stock, which will vest and become exercisable over a three year period following the date of grant. Ms. Palmer and Mr. Wilson will also enter into the Company’s standard form of indemnification agreement. The Company is not aware of any transaction involving Ms. Palmer or Mr. Wilson requiring disclosure under Item 404(a) of Regulation S-K.

Additional information about Ms. Palmer and Mr. Wilson can be found in the press release issued by the Company on November 20, 2013, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release of U.S. Auto Parts Network, Inc. dated November 20, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Auto Parts Network, Inc.

Dated: November 20, 2013	By:	/s/ Bryan P. Stevenson
	Name:	Bryan P. Stevenson
	Title:	VP, General Counsel